Exhibit 99

RF Monolithics Reports Third Quarter Financial Results; RFM Reports 20% Sequential Sales Growth and 64% Increase in Net Income

    DALLAS--(BUSINESS WIRE)--June 17, 2004--RF Monolithics, Inc. (Nasdaq:RFMI) today reported sales for the third quarter ended May 31, 2004, of $13.6 million compared to sales of $10.8 million for the third quarter of the prior year. The Company reported net income of $793 thousand or $0.09 per diluted share compared to net loss of $3.7 million or $0.52 per diluted share for the prior year's third quarter. The loss for the prior year's 3rd quarter included $3.8 million in special non-cash charges resulting from obsolescence and write-down of inventory and asset impairment. The prior year's net income would have been $144,000, or $0.02 per diluted share without special charges.
    For the nine months ended May 31, 2004, the net income was $1.7 million or $0.20 per diluted share compared to a net loss of $3.6 million or $0.50 per diluted share for the same period of fiscal year 2003. The Company's sales were $36 million compared to $31.8 million for the prior year's first nine months.
    President and CEO of RF Monolithics, Inc., David M. Kirk, commented, "We were very pleased with our performance this quarter. Our sales, at $13.6 million, were up 20% over the previous quarter which slightly exceeded our revised guidance, and reflected record sales for both our Filter and Virtual Wire(R) products. Sales into several of our targeted applications, including satellite radio and tire pressure monitoring, resulted in a record sales level to the automotive market this quarter. The satellite radio industry sponsored a number of promotions which resulted in a surge of orders for our filter products and an upward revision of our sales guidance during the quarter. Gross margin was 32.6%, an improvement of more than four hundred basis points over the prior year's actual and adjusted third quarter. This is our fourth consecutive quarter of increased gross margin.
    "Many of our planned initiatives have come together this quarter. Product expansion along our technology roadmap continued. Our operating expenses were slightly higher than targeted, due to additional research and development expenses. Additionally, our flexible business model allowed us to respond to customer demands during the quarter while improving our gross margins."

    4th Quarter Guidance:

    Mr. Kirk further commented, "We have the flexible manufacturing structure in place necessary to respond to fluctuations in demand, but we do not expect to see the surge of activity we experienced within our third quarter and we are seeing automotive production schedules returning to normal levels. We expect fourth quarter sales to increase 11 to 16% over the prior year's fourth quarter, a decline of 5 to 9% from our strong third quarter sales. It is always difficult to predict the volume of same quarter book-ship activity. Our gross profit margin is expected to remain in the low thirty percent range and operating expenses will remain flat relative to sales. As we finish this fiscal year we expect to be very close to our year-over-year sales growth target."

    Quarter Highlights:

    -- The Company reported 20% sales growth over its previous quarter. The reported $13.6 million was a 25% sales growth over its prior year's third quarter.

    -- The Company reported record sales for its filter products this quarter and reported filter bookings more than twice the prior bookings record for this product. This significant filter activity reflects growth in satellite radio, CDMA base station, and global positioning systems (GPS) applications. The Company is currently providing filters for radios manufactured for both satellite radio service providers and the Company has shipped over a million filters for GPS applications.

    -- The Company reported record sales for its Virtual Wire(R) products this quarter. These sales reflect activity in several applications including automated meter reading, home automation, and RFID.

    -- Exceptionally strong sales in tire pressure monitoring and satellite radio applications resulted in a record sales quarter for the Company's automotive market.

    -- The Company reported its gross profit margin improved to 32.6% compared to adjusted, without special charges, gross profit margin of 28.0% in the 3rd quarter of 2003. This is the fourth consecutive quarter that the Company has reported increased gross profit margin.

    -- The Company reported just under $800 thousand of net income for the quarter. This is a 64% increase over net income reported in the previous quarter.

    -- The Company reported its twelfth consecutive quarter of positive operating cash flow despite a significant increase in trade receivables due to late quarter shipments.
        Days-sales-outstanding remains in the mid-50's range.

    -- The Company continues the development of its 3rd generation Virtual Wire(R) product which contributed to an increase in research and development expense in the quarter. The Company expects to have samples available by calendar year-end.

    -- During the quarter, the Company announced a technology roadmap milestone for its low-power components with the release of coupled-resonator filters in a 3.8mm x 3.8mm surface-mount package.

    --  Product Mix for 3rd Quarter Sales was:



        --  Low-power Components        $5.6 Million

        --  Virtual Wire(R) Products     3.4 Million

        --  Filter Products              3.6 Million

        --  Frequency Control Modules    0.9 Million

        --  Technology Development       0.1 Million
                                       -------------
               Total Sales             $13.6 Million


    --  Market Diversification for 3rd quarter sales was:



        --  Automotive      35%

        --  Consumer        11%

        --  Distribution    27%

        --  Industrial      15%

        --  Telecom         12%

    About RFM:

    Celebrating its 25th anniversary, RFM, headquartered in Dallas, is a leading developer, manufacturer and supplier of a broad range of radio frequency components and modules based on surface acoustic wave and other technologies for the automotive, consumer, distribution, industrial, medical, security and telecommunications markets worldwide. For more information on RF Monolithics, Inc., please visit our websites at www.rfm.com and www.wirelessis.com.

    Forward-Looking Statements:

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Further, the Company's actual results could differ materially from those discussed. Factors that could contribute to such differences include, but are not limited to, general economic conditions, acts of war, or acts of terrorism as they affect the Company, its customers and manufacturing partners, the timely development, acceptance and pricing of new products, the successful implementation of improved manufacturing processes, the dependence on offshore manufacturing, the impact of competitive products and pricing, availability of sufficient materials, labor, and assembly capacity to meet product demand, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2003. The Company does not assume any obligation to update any information contained in this release.

    Management Conference Call:

    RFM will host a Conference Call, open to the public, today at 5:00 p.m. EDT. The public will have the opportunity to listen to the Conference Call over the Internet or by dialing a toll-free number. Below is the information you will need:

    Internet Access --

    RFM at www.rfm.com. Click on the "Investor Relations" section and then click on "WebCast Live." The webcast is also distributed over CCBN's Investor Distribution Network to both institutional (at www.streetevents.com) and individual investors (at www.companyboardroom.com). To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay will be available on CCBN.

    Telephone Access --

    The toll-free dial-in number is 1-877-461-2816, password T454492R. Please call 10 minutes prior to scheduled start time. After the Conference Call, a replay will be available and can be accessed by dialing 1-866-518-1010. This replay will be active from 7:00 p.m. EDT June 17th through 7:00 p.m. EDT Sept 18, 2004.


                         RF Monolithics, Inc.
                  Condensed Statements of Operations
               (In Thousands, Except Per Share Amounts)


                              Three Months Ended   Nine Months Ended
                              May 31,   May 31,    May 31,   May 31,
                               2004      2003       2004      2003
                              -------- ---------- --------- ----------
                                  (Unaudited)         (Unaudited)

Sales                         $13,568    $10,818   $35,980    $31,845

Cost of sales                   9,144     10,418    24,658     25,826
                              -------- ---------- --------- ----------

  Gross profit                  4,424        400    11,322      6,019
                              -------- ---------- --------- ----------

Research and development        1,358        833     3,199      2,394

Sales and marketing             1,442      1,230     4,029      3,609

General and administrative        778        683     2,257      1,987

Restructuring and impairment        0      1,216         0      1,216
                              -------- ---------- --------- ----------

  Operating expenses            3,578      3,962     9,485      9,206
                              -------- ---------- --------- ----------

  Income (loss) from
   operations                     846     (3,562)     1837     (3,187)

Other income (expense), net       (51)      (132)     (149)      (384)
                              -------- ---------- --------- ----------

  Income (loss) before income
   taxes                          795     (3,694)    1,688     (3,571)

Income tax (benefit) expense        2          8        10         20
                              -------- ---------- --------- ----------

  Net Income (Loss)             $ 793   $ (3,702)  $ 1,678   $ (3,591)
                              ======== ========== ========= ==========

Earnings per share:

  Basic                         $0.10    $(0 .52)    $0.22    $ (0.50)
                              ======== ========== ========= ==========

  Diluted                       $0.09    $(0 .52)    $0.20     $(0.50)
                              ======== ========== ========= ==========

Weighted average common
 Shares outstanding:

  Basic                         7,722      7,168     7,534      7,152
                              ======== ========== ========= ==========

  Diluted                       8,455      7,168     8,256      7,152
                              ======== ========== ========= ==========



                         RF Monolithics, Inc.
                       Condensed Balance Sheets
                            (In Thousands)

                                              May 31,     August 31,
                                                2004         2003
                                            (Unaudited)
                                           ------------- -------------
ASSETS

Cash and cash equivalents                          $734          $216

Accounts receivable -- net                        9,013         6,913

Inventories -- net                                8,258         7,894

Other current assets                                359           322
                                           ------------- -------------

  Total current assets                           18,364        15,345

Property and equipment -- net                     7,586         9,201

Other assets -- net                                 262           277
                                           ------------- -------------

  Total                                         $26,212       $24,823
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities                              $5,050        $6,451

Long-term debt                                       61           892

Other Liabilities                                   289           190
                                           ------------- -------------

  Total liabilities                               5,400         7,533

Stockholders' equity                             20,812        17,290
                                           ------------- -------------

  Total                                         $26,212       $24,823
                                           ============= =============

    CONTACT: RF Monolithics, Inc., Dallas
             Buddy Barnes, 972-233-2900
             or
             Carol Bivings, 972-448-3767